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                                                                       EXHIBIT 6

                                                                  April 11, 2002

XM Satellite Radio Holdings, Inc.
1500 Eckington Place, N.E.
Washington, D.C. 20002

Morgan Stanley & Co. Incorporated
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Credit Suisse First Boston Corporation
Deutsche Bank Securities Inc.
c/o Morgan Stanley & Co. Incorporated
1585 Broadway
New York, NY 10036


Dear Sirs and Mesdames:

     The undersigned understands that Morgan Stanley & Co. Incorporated ("MORGAN STANLEY"), Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston Corporation and Deutsche Bank Securities Inc. (together, the "UNDERWRITERS"), have entered into an Underwriting Agreement with XM Satellite Radio Holdings Inc., a Delaware corporation (the "Company"), providing for a public offering (the "PUBLIC OFFERING") of the Company's Class A common stock, par value $.01 per share (the "COMMON STOCK") pursuant to a Registration Statement on Form S-3 (File No. 333-47570) and a Registration Statement on Form S-3 (File No. 333-85804) filed pursuant to Rule 426(b) under the Securities Act of 1933, as amended.

     To include the Underwriters that may participate in the Public Offering to continue their efforts in connection with the Public Offering, the undersigned hereby agrees that, without the prior written consent of Morgan Stanley on behalf of the Underwriters, it will not, and will not permit its subsidiaries to, during the period commencing on the date hereof and ending 90 days after the date of the final prospectus relating to the Public Offering (the "PROSPECTUS"), but in no event later than July 18, 2002, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or
(2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (a) the sale of any shares of Common Stock to the Underwriters pursuant to the Underwriting Agreement or
(b) transactions relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the Public Offering. Nothing herein shall prohibit any conversion of the Company's Series A convertible preferred stock, Series B convertible redeemable preferred stock, Series C convertible redeemable preferred stock or Class B common stock into Common
Stock. In addition, the undersigned agrees that, without the prior written consent of Morgan Stanley on behalf of the Underwriters, it will not, and will not permit its subsidiaries to, during the period commencing on the date hereof and ending 90 days after the date of the Prospectus, but in no event later than July 18, 2002, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock, other than "piggy-back" registration rights on future issuances of Common Stock by the Company. The undersigned also agrees and consents to the entry of stop transfer instructions with the
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Company's transfer agent and registrar against the transfer of the undersigned's shares of Common Stock except in compliance with the foregoing restrictions.

     The undersigned understands that the Company and the Underwriters are relying upon this Lock-Up Agreement in proceeding toward consummation of the Public Offering. The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned's heirs, legal representatives, successors and assigns.
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     Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions. Any Public Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company and the Underwriters.


                                        Very truly yours,

                                        AMERICAN HONDA MOTORS CO., INC.


                                        By /s/ S. SAKAMOTO
                                           ---------------------------
                                        Name:  S. SAKAMOTO
                                        Title: TREASURER

                                        1919 TORRANCE BOULEVARD
                                        TORRANCE, CA 90501-2746


                                        April 11, 2002